Forward-Looking Statements

Some or all of the documents in this book contain or are based in whole or in part on forward-looking statements. Such statements (which usually are introduced with words such as “expect,” “anticipate,” “plan,” “believe” and other words having a similar meaning and used in connection with future events) are founded on expectations, estimates and projections that reflect Management’s good-faith evaluation of information available at the time the statements were made. As such, they are based upon, and will be influenced by, a number of external variables — more particularly described and identified in our most recent annual report and quarterly report to the Securities and Exchange Commission (SEC) on Form 10-K and Form 10-Q — over which the Corporation may have no, or incomplete, control: for example,

(1) changes in the economic or credit environment

in the United States and abroad;

(2) competitive conditions within the transportation

industry;

(3) legislative and regulatory developments;

(4) labor difficulties; and (5) other operating or other risks and uncertainties not now identified.

Accordingly, actual outcomes and results already or eventually may differ materially from those indicated in such forward-looking statements.

We undertake no obligation publicly to correct or update any forward-looking statement; should we elect to update one or more such statements, we undertake no obligation to make further updates, with respect either to the updated statement(s) or to any other statement. Corrections and updates may appear in our public filings with the Securities and Exchange Commission, which you are advised to consult.

Norfolk Southern System

Norfolk Southern’s system extends over 21,200 route miles, serving 22 states, the District of Columbia and the province of Ontario, Canada. Norfolk Southern offers the East’s most extensive intermodal network and provides comprehensive transportation logistics services supported by innovative data systems and technology. Norfolk Southern’s network is comprised of Eastern, Western and Northern regions and blankets much of the eastern U.S.

For international business, NS serves more than 20 ports, linking customers to markets around the world.

Norfolk Southern’s History at a Glance

1982	Norfolk and Western Railway, Southern Railway consolidate
1985	North American Van Lines acquired
1986	NS launches Triple Crown Services, Inc., a unique intermodal service using highly efficient RoadRailer® technology
1987

Plant rationalization program launched to cut 3,500 miles of road (20% of system mileage); voluntary early retirements/separations reduce manpower level by nearly 2,100 employees

Common stock split 3-for-1

1989	NS completes purchase of 60 million shares (post-split) of common stock and announces program for an additional 135 million shares (post-split)
1990	NS wins first Harriman Gold medal for employee safety (the first of sixteen in a row for years 1989-2004)
1991	Historic rail labor agreement permits reduction of train crew size, reaching two-man crews for all through trains in 1996
1993	NS sells 50% interest in Triple Crown Services to Conrail, forming a joint venture operation with Conrail for RoadRailer® service in the East
1995	NS railway operating revenues top $4 billion for the first time
1996	NS records 16 straight quarters of year-over-year increases in earnings per share NS launches $10.5 billion bid to purchase Conrail in response to proposed CSX/Conrail merger
1997

NS, CSX agree on joint acquisition of Conrail and a division of Conrail operations

NS acquires 58% of Conrail’s common stock for $5.7 billion in cash, financing its acquisition with proceeds from the largest ever investment-grade debt financing of $4.3 billion

NS splits its common stock 3-for-1 effective September 5

1998

NS reaches agreement with the investment firm of Clayton, Dubilier & Rice, Inc., on the sale of its North American Van Lines (NAVL) subsidiary for $207 million

Surface Transportation Board approves the joint application of NS and CSX to control Conrail

1999	On June 1, NS and CSX close on Conrail transaction and begin operations on their respective leased assets
2000

Thoroughbred Technology and Telecommunications (T-Cubed) was formed and it commenced building a telecommunications infrastructure using Norfolk Southern right-of-way and other communications assets

Pocahontas Land Corporation sells interests in natural gas and timber resulting in a $101 million gain

2001	NS commences implementing a new Thoroughbred Operating Plan Pocahontas Land Corporation celebrates 100th anniversary
2002	NS completes the implementation of its new Thoroughbred Operating Plan
2003	NS and CSX seek to acquire direct ownership of Conrail subsidiaries
2004	NS completes the corporate reorganization of Conrail; STB regulatory oversight discontinued Horseshoe Curve celebrates 150th anniversary
2005

NS celebrates 175th anniversary

NS wins the E.H. Harriman gold medal for employee safety for an unprecedented sixteenth consecutive year

NS records highest railway operating revenues in its history of $8.5 billion; sets record for income from railway operations, net income and earnings per share

NS initiates stock purchase program for up to 50 million shares

Norfolk Southern Celebrates 175th Anniversary

To celebrate Norfolk Southern’s 175th anniversary, Chairman David R. Goode along with President and Chief Executive Officer Wick Moorman and other NS representatives opened trading at the New York Stock Exchange on Dec. 12, 2005, by ringing the traditional opening bell.

“Many companies come to the New York Stock Exchange to commemorate special events by ringing the opening bell. But very few can celebrate with as long a history as Norfolk Southern,” said Goode, who recently retired as chairman.

Norfolk Southern traces its roots to Christmas Day 1830, when its earliest predecessor launched the nation’s first regularly scheduled passenger service in Charleston, S.C., on six miles of track laid by the South Carolina Canal and Rail Road Company. Dubbed the Best Friend of Charleston, the train carried passengers “on the wings of the wind at the speed of 15 to 25 miles an hour, annihilating time and space, leaving all the world behind,” according to a participant.

The locomotive symbolizes the beginning of what would become the nation’s leading freight railroad. Today’s Norfolk Southern has an unbroken 16-year record of industry leadership in safety and is FORTUNE magazine’s 2005 most admired railroad.

“At 175, the spirit of innovation is alive and kicking at Norfolk Southern,” added Moorman. “By building on our thoroughbred heritage, we intend to deliver profitable growth and excellence in service well into the future.”

The original Best Friend was destroyed in a boiler explosion six months after its inaugural run. Yet that humble but hopeful beginning would set the stage for the rail network that 175 years later would span 21,200 miles across the eastern United States.

In 1928, a working full-scale replica of the locomotive, its tender and two passenger cars were built from original plans to commemorate the centennial of the South Carolina Canal and Rail Road Company. The replica carried passengers on special occasions throughout the Southern Railway and, later, the Norfolk Southern system.

The Best Friend replica was retired in 1993 and donated to the city of Charleston. On loan from the city for the occasion, it was brought to New York as part of Norfolk Southern’s 175th anniversary celebration.

To commemorate the anniversary, a replica of the first American-built steam locomotive was on display outside the stock exchange as part of the opening bell festivities commemorating the company’s milestone.

From Best Friend to Thoroughbred, the legacy continues at Norfolk Southern.

AN INTRODUCTION TO NORFOLK SOUTHERN

Our Vision

Be the safest, most customer-focused and successful transportation company in the world

Description of Business

Norfolk Southern Corporation (NYSE: NSC) is a Norfolk, Virginia-based company and one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,200 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America’s largest rail carrier of automotive parts and finished vehicles.

Major Subsidiaries

Pocahontas Land Corp. owns and/or manages more than a million acres of coal resources in Alabama, Illinois, Kentucky, Tennessee, Virginia and West Virginia.

Triple Crown Services provides truck-competitive intermodal service featuring the innovative RoadRailer® trailer.

Equal Opportunity Policy

Norfolk Southern Corporation’s policy is to comply with all applicable laws, regulations and executive orders concerning equal opportunity and nondiscrimination and to offer employment on the basis of qualification and performance, regardless of race, religion, color, national origin, sex, age, sexual orientation, veteran status, the presence of a disability or any other legally protected status.

Environmental Policy

Norfolk Southern’s environmental policy requires every employee to understand and comply with environmental requirements on the job. Public agencies and the affected public are to be informed of any incident with the potential to cause environmental harm. Wastes are to be minimized through recycling, reduced consumption of energy and use of environmentally preferred materials and non-polluting technologies. Cooperation is to be given all governmental/environmental authorities. All laws and regulations related to protecting the environment and transporting environmentally sensitive materials are to be complied with in full.

Our Mission

Norfolk Southern’s mission is to enhance the value of our stockholders’ investment over time by providing quality freight transportation services and by undertaking any other related businesses in which our resources, particularly our people, give the company an advantage.

Our Creed

We are responsible to our stockholders, customers, employees and the communities we serve.

For all our constituencies, we will make safety our highest priority.

For our customers, we will provide quality service, always trying to reduce our costs in order to offer competitive prices.

For our stockholders, we will strive to earn a return on their equity investment that will increase the value of their ownership. By generating a reasonable return on invested capital, we will provide the security of a financially strong company to our customers, employees, stockholders and communities.

For our employees, our greatest asset, we will provide fair and dignified treatment with equal opportunity at every level. We will seek a talented, diverse work force and management with the highest standards of honesty and fairness.

For the communities we serve, we will be good corporate citizens, seeking to enhance their quality of life through service, jobs, investment and the energies and good will of our employees.

Safety

E.H. Harriman Memorial Gold Medal Award for Employee Safety

Norfolk Southern employees in 2005 were awarded an unprecedented sixteenth consecutive award for the best safety record among the nation’s largest railroads. The Harriman is awarded in May based on the company’s safety performance in the prior year.

To achieve its ultimate goal of an accident- and injury-free workplace, NS will strive to improve its safety practices.

NS applies the same focus on train and community safety. Safety outreach includes training state and local emergency responders as part of the Transportation Community Awareness Emergency Response (TRANSCAER) initiative to assist communities in developing their hazardous material emergency response plans.

NS Supports Employee Reservists

Norfolk Southern continued its support of employee reservists activated for Operation Enduring Freedom.

Beginning with the activation of reservists in 2001, NS offered enhanced benefits designed to help employees and their families during deployments. The leave benefits include a monthly income supplement and continued health care and life insurance coverage.

Corporate Governance

Norfolk Southern is committed to high standards of corporate governance, and the Board of Directors continually reviews and strengthens the company’s policies.

  Implementing rules of the New York Stock Exchange, the Board determined that all NS directors are independent, with the exception of David Goode, retired NS chairman, and Wick Moorman, chairman, president and chief executive officer.

  Board committees were restructured in January 2005. The Compensation Committee combines duties previously held by it and the Performance-Based Compensation Committee. Only independent directs may serve on the Compensation, Audit and Governance and Nominating committees.

  A Code of Ethics applies to directors in addition to officers and employees.

  A Code of Ethical Conduct for Senior Financial Officers has been adopted.

  Governance Guidelines, Board committee charters, the corporation’s bylaws, Code of Ethics, Code of Ethical Conduct for Senior Financial Officers and procedures for reporting accounting concerns are posted on the NS web site at www.nscorp.com.

  The Board and the committees continue to perform annual self-evaluations, which are established practices at NS.

  The Internal Audit Hotline, in existence for many years, has been designated for use by employees and third parties who wish to report concerns about accounting and audit matters confidentially. The number is (800) 732-9279.

  The NS Board has determined that the Audit Committee includes at least one audit committee financial expert.

  Shareholders can contact outside Board members by sending written communication to the lead director, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510. All communications directed to this address will be forwarded to the lead director. All such communications clearly marked “confidential” will be forwarded, unopened, to the lead director.

Schedule of Quarterly Earnings Meetings

Norfolk Southern is scheduled to hold the following quarterly meetings in 2006:

First Quarter

April 26, 2006

Second Quarter

July 26, 2006

Third Quarter

October 25, 2006

Norfolk Southern conducts its meetings in New York unless otherwise indicated. A live broadcast of the meeting (listen-only) is available through the company’s web site at www.nscorp.com under the “Investors” section. Prepared remarks and slides of the presenters and dates of future analyst meetings are posted in the section as well. Audio replays of the broadcasts are available on the web site following each meeting.

Norfolk Southern also broadcasts each meeting through a conference call (listen-only) that is available by dialing (973) 582-2713 several minutes prior to 9 a.m. eastern time. Audio replays are available for one week following the meeting and details regarding digital replays are provided each quarter.

For electronic notification of earnings events, subscribe to NSInvest, Norfolk Southern’s e-mail distribution list for news releases on earnings and issues pertaining to the financial performance of Norfolk Southern Corporation. To subscribe, simply follow instructions on the company’s web site under the “Investors” section.

Performance Recognition

Operating efficiency improvements allow Norfolk Southern to provide quality service. NS received the following recognition from customers in 2005:

  Toyota Logistics Services awarded Norfolk Southern its President’s Award for overall logistics excellence among rail carriers, its highest award given to a logistics provider. The award is based on performance in three categories – customer service, on-time performance and quality.
  Maersk Sealand named NS its “Rail Carrier of the Year,” recognizing excellence in train service, customer service, timeliness, accuracy and responsiveness.

Pocahontas Land Corporation

Pocahontas Land Corporation (PLC) is Norfolk Southern’s natural resource subsidiary and a vital contributor to its core rail business. PLC owns and/or manages a million acres of land containing coal in Alabama, Illinois, Kentucky, Tennessee, Virginia and West Virginia.

Coal

Coal mining lessees produced a total of 31 million tons of coal in 2005, most of which was hauled by NS. To date, more than 2.6 billion tons of coal has been mined from PLC and affiliated properties. The company is constantly seeking coal lands to ensure abundant supplies of coal tributary to NS’ rail lines to serve the markets of the 21st century. PLC estimates its remaining coal reserves to be 1.8 billion tons, categorized as shown in the charts to the right.

PLC has interests in joint ventures involving a state-of-the-art lumber manufacturing plant near Charleston, W.Va.; a crosstie production facility near Justice, W.Va.; and another lumber and crosstie mill near Duffield, Va. Both crosstie mills supply crossties to Norfolk Southern.

PLC now manages the oil and gas reserves owned by NS and its subsidiaries. PLC continues to pursue profitable growth opportunities and strives to achieve its vision to “be the most responsible, innovative and successful owner and manager of natural resource properties.”

By Volatile Matter*

(tons)

Low-volatile 300 million

Mid-volatile 95 million

High-volatile 1,385 million

Total 1,780 million

* Volatile matter is a key coal characteristic that coke producers consider in determining coal blends for their coke that goes into blast furnaces.

By Sulfur Content**

(tons)

Compliance 567 million

Low-sulfur 857 million

High-sulfur 356 million

Total 1,780 million

** Compliance < 1.2 lbs. S02 / mmBtu

Low-sulfur 1.2-2.5 lbs. S02 / mmBtu

High-sulfur > 2.5 S02 / mmBtu

Triple Crown Services

Triple Crown Services (TCS) is a wholly owned, truckload motor carrier subsidiary of Norfolk Southern. TCS utilizes the bimodal RoadRailer® system to combine both over-the-road and on-the-rail transportation.

The company has headquarters in Fort Wayne, Ind., and maintains a fleet of over 6,500 trailers, providing transportation service throughout the eastern two-thirds of the U.S. and to Toronto and Montreal, Canada.

Environmentally positive, TCS takes traffic off the highways, reducing airborne pollutants and lessening the demands on the highway infrastructure.

TCS offers a door-to-door truckload service featuring the innovative RoadRailer trailer, which can go anywhere and do anything a conventional truck can do, plus it has the self-contained capability of riding directly on the rails.

In 2005, demand for truckload service continued to increase as the supply of long-distance truck drivers remained essentially static and fuel costs increased sharply. This strong demand and constrained supply, combined with TCS’ rail-based line haul operation, created an environment characterized by strong volume and revenue growth.

As a result of this business environment, TCS increased its RoadRailer fleet and experienced volume growth in 2005 compared with the prior year.

TCS complements the NS portfolio by serving market segments with relatively low intermodal or carload market share. These include parts destined for automotive assembly plants, truckload motor carrier freight within Norfolk Southern’s service region moving between market pairs lacking conventional intermodal service and traffic flows between the East and points under 1,000 miles from NS gateway points.

In 2005, TCS enhanced its presence in the newly opened Minneapolis/St. Paul market and received a strong reception. Similarly, 2005 marked the company’s first full year in the refrigerated transport business. In this segment, TCS handles temperature-protected shipments of finished food products in high utilization lanes.

The favorable truckload demand environment is expected to continue in 2006. Dry van truckload freight shipments are expected to increase, driver shortages are anticipated to continue and fuel prices are expected to remain at historically high levels.

Looking ahead, TCS plans to expand its trailer fleet, adding 100 dry freight trailers and 25 refrigerated units. TCS will continue to emphasize growth in consumer goods, consumer durables, building products and finished and semi-finished industrial products and selectively expand its auto parts transportation market. In geographic terms, TCS will focus on the Canada, Minnesota and Texas markets, which feed traffic to NS’ core network.

Markets -- An Overview

Transportation trends continue to favor rail. Demand for rail service intensified in all major business sectors: coal, intermodal and general merchandise. In 2005, Norfolk Southern set record revenues in all three sectors.

Increased costs for the trucking industry, the expanding economy and improved service products allow Norfolk Southern to sustain its value-based pricing strategy. Revenue grew to $8.5 billion, a 17% increase over 2004.

Norfolk Southern’s balanced traffic portfolio reduces dependence on any one sector of the economy. General merchandise traffic accounted for 54% of total Norfolk Southern revenues, while coal accounted for 25% and intermodal 21%. Norfolk Southern continues to focus on increasing revenues and profitability in each market group to realize the potential of its premier network.

Higher freight volume is increasing roadway congestion. The trucking industry is facing manpower and capacity shortages, as well as climbing fuel costs. This environment, in which demand approaches capacity limits, inherently favors the efficiency of rail over transport by truck.

Changes in international shipping patterns continue to strengthen rail transportation’s critical link in the lengthening global supply chain. Intermodal volume grew 9% in 2005 as steadily increasing Asian shipments to East Coast ports caused a surge in traffic on NS’ intermodal network.

The continued efficiency of rail in the multimodal global marketplace depends on alliances and other cooperative efforts to increase profitability and improve service on the transportation infrastructure.

NS has prepared itself to take on additional business and to handle it effectively:

  A joint venture with Kansas City Southern pending before the Surface Transportation Board will increase capacity and improve service on the Meridian Speedway between Meridian, Miss., and Shreveport, La., a critical connection between the Southeast and Southwest.
  Routing agreements with several major carriers streamline the ex-change of traffic at major gateways.

Norfolk Southern focused on public-private partnerships to serve the public’s interests and improve service and capacity on the network:

  Proposed clearance improvements along the Heartland Corridor from Norfolk, Va., to Ohio will create a seamless, high-capacity and higher-speed doublestack intermodal route across Virginia and West Virginia to Midwest markets. The western anchor of the project, the Rickenbacker Intermodal Facility at Columbus, Ohio, is the result of an agreement between the Columbus Rickenbacker Airport Authority and NS. Expected to be operational in 2007, it will be one of the largest intermodal facilities on the NS network, with capacity to support a full-scale logistics park.
  Proposed work on corridor improvements such as CREATE (Chicago Regional Environmental and Transportation Efficiency) will unscramble rail lines in Chicago, leading to increased efficiency for shippers and better traffic flow for motorists.

The Thoroughbred Operating Plan (TOP) and the Coal Transportation Management System (CTMS) gave NS tools to improve service on the general merchandise and coal networks.

NS continues to strengthen its network for supporting new business growth anticipated as a result of improved service and a strong economy.

Coal

Business Description

Norfolk Southern Corporation is one of the nation’s largest transporters of coal for utilities, steel producers, and industrial users and for export to countries around the world.

Norfolk Southern serves coalfields in Virginia, West Virginia, Kentucky, Pennsylvania, Indiana, Illinois, Ohio, Alabama and Tennessee. These coalfields contain some of the world’s best low-sulfur, high-Btu steam coals and high-quality metallurgical coals. NS also transports Powder River Basin, Colorado and imported coals to eastern and midwestern utilities.

2005 Review / 2006 Outlook

Overall coal traffic volumes rose 3% and revenue increased 22% in 2005 compared with the prior year, setting records and reflecting higher average revenue per carload and increased traffic volume. Coal average revenue per unit was up 19% compared with 2004, reflecting higher rates, the favorable effects of fuel surcharges, longer-haul business and the rate cases settled in the second quarter of 2005. Volume growth was driven primarily by higher utility carloads that offset declines in the export, coke, iron ore and industrial markets.

Utility Coal

In 2005, NS utility coal volume increased 6% compared with 2004, primarily driven by a 4% increase in electricity production in NS’ service region fueled by demand of a strong domestic economy, nuclear generation capacity constraints, higher natural gas prices and utility coal stockpiles that were below target levels across NS’ service area.

Utilities increased burn to meet heavier electricity demand, which in part kept coal stockpiles below target levels across NS’ service territory, although on average stockpile levels increased year-over-year. Despite the increase of utility coal shipments, there was increased demand for eastern U.S. coal, which was hampered by coal supply constraints. Appalachian coal mines showed modest production increases versus the same period last year, and western coal production was up approximately 2% in 2005. As a result, U.S. coal production was challenged to keep pace with increased electricity demand and strong demand from domestic metallurgical coal consumers. Tight supply from central Appalachian mines prompted some customers to ship coals from nontraditional coal sources.

NS’ northern utility coal volume increase 5% and southern utility coal volume increased 7% in 2005.

During the second quarter of 2005, Norfolk Southern entered into settlement agreements with two utility customers that resolved rail transportation rate cases before the U.S. Surface Transportation Board (STB). In 2002, Duke Energy and Carolina Power & Light each filed rate reasonableness complaints with the STB. In October 2004, the STB found NS’ rates to be reasonable in both cases, and at the STB’s invitation, Duke and CP&L each initiated proceedings to determine if phasing constraints should apply. As a result of the settlement of these cases, NS recognized $55 million of additional coal revenue related to the period in dispute.

The outlook for utility coal remains positive. Coal-fired generation continues to be the lowest cost source for electric generation that has additional growth capacity above current levels. Natural gas prices are expected to remain high and more volatile than coal energy prices, while nuclear generation capacity growth becomes increasingly limited. Current market conditions should allow NS to continue to improve yields in this market.

Going forward, domestic western origin and imported coals are expected to continue to become an increasingly important source of additional coal supply to overcome the supply imbalance created by increased utility demand for coal and the supply constraints at traditional coal sources. Utilities are expected to continue to use coal-fired plants to meet increased electricity demand because of coal’s low generating cost and a generally strong economy. As always, demand will be influenced primarily by weather.

There remains a number of evolving environmental issues that could affect the utility coal market, depending upon their outcome. These include a new national energy policy, proposed multi-emissions legislation, mercury emissions standards, new source review, potential regional programs aimed at capping and reducing power plant CO2 emissions and ongoing efforts at addressing climate change. In addition, court rulings that stopped certain low-cost strip mining techniques have limited supply growth. Although impending developments with these environmental issues could potentially increase cost pressures on coal-fired generation, the outlook remains positive for maintaining coal’s position in the power generation mix for regions served by NS. Favorable developments of these issues could actually ease cost pressures on coal-fired generation, further strengthening coals’ position. Some utilities have added emission control technologies to their electric generating units in advance of governmental requirements and are advancing plans to more fully use existing coal-fired power plants.

Export Coal

Export volume decreased 11% in 2005 compared with 2004, primarily due to coal supply constraints and a weakened European steel market. A major supplier of coal to the export market experienced two major unplanned production outages in 2005, which significantly impacted NS export coal business.

International steel manufacturers idled production in response to a stockpile of finished goods, resulting in production cuts to avoid rising inventories and threatening steel pricing. Additionally, the falling price of Chinese coke exerted pressure on merchant coke producers, particularly in eastern Europe, as the coal conversion cost was greater than the spot market price for coke.

Volume through Baltimore and Lambert’s Point decreased 6% and 14%, respectively, compared with 2004.

The outlook for export coal in 2006 remains challenging as a result of reduced European steel production. The increased demand experienced in 2005 from Asian buyers is not expected to continue in 2006; however, high domestic steam demand is expected to absorb this coal. Chinese steel production is regaining strength, which should keep vessel freight rates strong, favoring coal from the U.S. versus Australia. However, due to excess production of coke in China and the resulting lower worldwide prices, NS anticipates merchant coke makers will have difficulty competing and will shy away from U.S. suppliers, choosing to replace as much U.S. coal as possible with coals indigenous to Europe. Nonetheless, the supply/demand fundamentals of global metallurgical coal should be unchanged from 2005 as the world is still short of high-quality, hard-coking coal, translating into a continuation of the pricing cycle begun last year for both coal suppliers and NS. Export coal volume for 2006 is expected to show improvement, subject to the availability of U.S. coal.

Metallurgical Coal, Coke and Iron Ore

Domestic metallurgical coal, coke and iron ore volume decreased 2% in 2005 compared with 2004. Declines in domestic coke and iron ore volumes, principally due to reduced production at an NS-served producer, were partially offset by an 8% increase in metallurgical coal. Iron ore volume declined 31% due to reduced production.

Metallurgical coal production at tributary mines was constrained due to the idling of key mines; however, NS shipments of domestic metallurgical coal increased due to new business and shipments from non-traditional coal sources. A new coke plant began operation in 2005 in Haverhill, Ohio, generating increased shipments of metallurgical coal and coke. Iron ore shipments were significantly reduced when a major steel blast furnace in Weirton, W.Va., was idled.

Going forward, domestic demand for metallurgical coal and coke should improve due to new business opportunities, the anticipated return of metallurgical coal production when the blast furnace returns to operation.

Other Coal

In 2005, other coal traffic, principally steam coal shipped to industrial plants, decreased 3% compared with year-earlier volumes primarily due to the diversion of coal to the utility market. Increased demand and tight coal supply strained stockpile levels, and although customers continue to replenish stockpiles, downward pressure could be exerted on this sector due to plant closures and competitive market conditions. NS anticipates launching new unit-train business in 2006.

Export Coal Transshipped

(tons)

	2003	2004	2005
	(Net Tons)	(Net Tons)	(Net Tons)
Through Lamberts Point	10,627,895	12,333,800	10,925,647
Through Baltimore	1,565,859	4,090,530	3,769,017
Total Export Coal	12,193,754	16,424,330	14,694,664

Intermodal

Business Description

Intermodal shipments involve the transportation of shipping containers or truck trailers by rail. Norfolk Southern segments its intermodal business into four groups: 1) International, 2) Premium, 3) Domestic and 4) Triple Crown.

1) International: Traffic in this segment is generated from a large number of Atlantic and Gulf Coast ports served by NS, as well as interline mini-landbridge Pacific trade business generated through the West Coast ports.

2) Premium: This is the most demanding segment in terms of service, and NS’ share of this traffic is expected to increase as its service improves. Customers in this group include UPS, United States Postal Service and select LTL carriers.

3) Domestic: This segment also is service sensitive and should provide a considerable source of traffic growth as service continues to improve and as product offerings expand. Customers in this group include JB Hunt, Hub Group, Schneider National, USXpress and other truckload motor carriers and Intermodal Marketing Companies (IMCs).

4) Triple Crown: Triple Crown Services (TCS) provides high quality, retail, door-to-door intermodal services that directly compete with over-the-road motor carriers in medium-haul lanes as well as select long-haul lanes. TCS maintains its own network of 15 area terminals and a 6,500-unit fleet of high-cube intermodal equipment.

Facilities: All of the terminals shown on NS’ Intermodal Map are dedicated to handling Intermodal business. NS directly or through strategic agreements serves 58 facilities extending from Maine to Louisiana and from Miami to Chicago. NS has the most comprehensive intermodal network east of the Mississippi River.

2005 Review / 2006 Outlook

In 2005, NS intermodal generated 3.2 million units of intermodal volume with corresponding revenue of $1.8 billion, representing a 9% increase in volume and a 19% increase in revenue compared with 2004. Despite moderated growth in domestic business, traffic volume increased, refecting strength in international, truckload and Triple Crown Services lines of business. Strong demand was driven by an expanding economy led by higher consumer spending and international trade in addition to constraints in truck capacity.

A 9% increase in revenue per unit stemmed from value-based pricing and fuel surcharges. Traffic volumes grew in all segments: 16% for international, 10% in truckload, 6% in premium and 6% for Triple Crown Services.

Truckload volume increased, reflecting additional business with traditional truckload companies.

NS’ international traffic volume grew by 16%, reflecting strength in U.S. consumer markets and growth in the movement of import and export goods through NS-served ports, as well as West Coast ports. International is expected to experience strong growth potential going forward as a result of the growth in U.S. trade volumes through East and West Coast ports.

Growth in the premium business segment, which includes parcel and LTL carriers, was principally due to new business in NS’ Northern Region.

Triple Crown Services, an NS subsidiary, experienced volume growth primarily through fleet expansion and extended market coverage. Market prices for over-the-road trucking increased significantly, allowing NS to pursue value-based pricing.

Domestic volume decreased 3% compared with 2004, principally due to the continued reduction in transloading of West Coast international freight into domestic containers.

The outlook for 2006 remains positive for intermodal, driven by continued growth in U.S trade activity as robust domestic consumer demand is expected to continue to drive imports. Norfolk Southern expects to open new terminals in Kentucky and Pennsylvania in addition to expanding existing terminals in Georgia and Ohio, which should improve service and increase capacity.

Future growth may, however, be tempered by operating improvements at other railroads, as well as constraints in the drayage market.

Agriculture, Consumer Products and Government

Business Description

The Agriculture, Fertilizer and Consumer Products team has marketing and sales responsibility for the transportation of corn, wheat, soybeans, fertilizer, sweeteners (including ethanol), animal and poultry feeds, beverages, canned goods and various consumer products.

This group has a strong core traffic base that includes movements of corn from the Midwest to the poultry industry in the East and Southeast; corn and soybeans to processors; ethanol to gasoline blenders; fertilizer to industrial and agricultural customers; wheat to millers; flour from millers to bakeries; and sweeteners and food oils from processors to food and beverage manufacturers.

2005 Review / 2006 Outlook

In 2005, the agriculture, fertilizer and consumer products revenue increased 16%, with a 2% increase in volume compared with 2004. Average revenue per unit rose 14%, a result of higher rates and fuel surcharges. Traffic volume growth resulted from sweeteners, government traffic and fertilizer.

A 38% increase in ethanol shipments was result of the opening of the Northeast market to ethanol as a gasoline additive. NS expanded its ethanol distribution network to 18 terminals. In June, NS handled its 10,000th carload of ethanol into the Motiva facility in Sewaren, N.J., and later began handling unit trains into this location. Additionally, there are seven new plants or expansions currently under construction in NS’ service territory, which represent 310 million gallons of additional ethanol production. NS also began transporting ethanol to other expanding markets, including Georgia and South Carolina.

Canned goods volume increased 5%, as more canned goods customers switched from bulk head boxcars to plain boxcars, utilizing more of this available plain cars.

Norfolk Southern continued to reap benefits of the continued growth and development of its 75-car grain shuttle program, or Mercury Service. Expanded feed mill market coverage continues to provide growth opportunities for corn and soybean markets. Over the past decade, NS has attracted 16 new feed mills to its lines, and two additional unit-train receivers were added in Georgia. Columbia Farms is currently building a new 75-car feed mill on NS’ lines at Leesville, S.C., which should be operational during the second half of 2006.

Government, military and miscellaneous transportation volume and revenue benefited from continuous efforts to support the military operations in Iraq. Additionally, NS began cycling unit-train service transporting temporary housing units to the hurricane and flood damaged Gulf Coast region.

In 2005, there was downward pressure exerted on the corn market as a result of a shift from long-haul to increased short-haul processing business.

Going forward, agriculture, fertilizer and consumer products traffic volumes are expected to exceed 2005 levels. Bio-diesel is an emerging market for NS, as its production is at record levels due to recent tax legislation. Currently 27 out of 29 proposed plants will be accessible by NS. Additionally, the production and distribution of ethanol is expected to provide growth opportunities for NS, particularly in the Philadelphia and southern New Jersey ethanol markets. Several Midwest ethanol terminal expansions are expected in 2006, which will further expand NS’ ethanol distribution network.

Traffic levels should improve due to the continued success and expansion of NS’ Mercury Service; expansion of grain elevators in the Midwest; growth of the ethanol markets in the South and Northeast; emerging bio-diesel market opportunities; and continued recovery efforts in the Gulf Coast region.

Automotive

Business Description

Norfolk Southern’s Automotive Group markets the transportation of auto parts destined to assembly plants for vehicle manufacturing as well as finished vehicles to destination markets for final distribution to dealers.

2005 Review / 2006 Outlook

North American automotive production remained relatively flat at 15.7 million units in 2005. Norfolk Southern’s automotive volumes decreased to 615,924 carloads, or 3%, while revenues were $997 million, an increase of 5%, when compared with 2004. Average revenue per unit increased 8%, reflecting pricing improvements and higher fuel surcharges. In contrast, traffic volume decreased primarily due to reduced production at Ford and GM, with GM closing assembly plants in Michigan, Maryland and New Jersey. Ford and GM combined operate 17 of 31 assembly plants served by NS.

In 2005, NS benefited from increased international transplant vehicle production, including full-year, two-plant production at Honda’s Lincoln, Ala., assembly plant; the opening of Mercedes-Benz’s Vance, Ala., expanded auto assembly plant; and increased production at Toyota’s Georgetown, Ky., and Princeton, Ind., assembly plants. All of these assembly plants are directly served by NS.

NS also benefited from DaimlerChrysler’s full-year production of the Jeep Grand Cherokee at their re-tooled Jefferson North assembly plant in Detroit and the launch of the new Dodge Charger at their Brampton, Ontario, assembly plant. These increases helped offset production declines at Ford and General Motors of 10% and 9%, respectively, as both manufacturers experienced declining market share leading to GM closing three assembly plants located in Lansing, Mich., Baltimore, Md., and Linden, N.J. Ford and GM also were negatively impacted by rising fuel prices, resulting in decreased light truck production as demand weakened for light trucks and large sports utility vehicles (SUVs).

In 2006, light vehicle production in North America is expected to increase 3% above 2005 levels led by production at transplant manufacturers and DaimlerChrysler.

Looking ahead, NS expects to benefit from the full-year accelerated production at Mercedes Benz’s Vance, Ala., assembly plant and continued value-based pricing.

Production decreases by U.S. automotive manufacturers are expected to be partially offset by higher domestic production by foreign manufacturers. In addition to the GM closures that occured in 2005, Ford announced that it will close five plants, of which NS serves the St. Louis and Atlanta assembly plants and the Bativa transmission plant.

Chemicals

Business Description

The Chemicals Market Group serves shippers and receivers of petroleum products, plastics, sulphur, chlorine and bleaching compounds, industrial chemicals, as well as hazardous and non-hazardous wastes.

2005 Review / 2006 Outlook

In 2005, Norfolk Southern’s chemical carloads decreased slightly as a result of production curtailment in the Gulf Coast region, while revenues increased 13% compared with 2004, reflecting higher prices and fuel surcharges. Volume increases for plastic and petroleum products were offset by declines in industrial intermediates and miscellaneous chemicals.

Overall, slower chemical plant operating rates, plant closings, higher energy prices and several hurricanes exerted pressure on carload growth in 2005. Revenue per unit reflected higher prices to meet market changes, changes in traffic mix and fuel surcharges.

In 2005, traffic volume benefited from new propane and asphalt terminals in West Virginia as well as expansions of several plastics plants. NS continued to invest in its Thoroughbred Bulk Transfer (TBT) network, upgrading facilities in Grand Rapids, Mich., Paterson, N.J., and Pittsburgh, Pa. The new Grand Rapids facility is expected to provide additional options for receivers of plastics, chemicals, agriculture and construction products from shippers across the NS network into the western Michigan market.

Looking ahead, NS anticipates additional volume growth resulting from new and expanded plastic plants in North Carolina and Virginia as well as increased propane demand.

In 2006, NS’ focus is on improving service and remaining competitive in the marketplace. Overall, Norfolk Southern expects chemical traffic volume to grow modestly in 2006, primarily due to the competitive value that rail offers the marketplace.

The price of energy in North America remains an area of potential concern, particularly the price of natural gas and crude oil. Both of these commodities account for more than 50% of the cost of most chemical products, and high North American prices are encouraging chemical producers increasingly to look offshore for production.

Other areas of concern in 2006 remain the possibility of downward pressure on automotive production and housing starts.

Metals and Construction

Business Description

The Metals and Construction Team serves producers, suppliers and distributors of metals products, metallic ores, scrap metal, machinery, cement, brick, aggregates and a wide range of miscellaneous construction materials. Norfolk Southern is the nation’s largest transporter of steel.

2005 Review / 2006 Outlook

Metals and construction traffic volume increased 2% and revenue increased 20% in 2005 compared with 2004 and posted a second consecutive year of record carload volume and revenues. Revenue per unit rose 17% because of higher rates and fuel surcharges. The volume improvements were primarily due to increased production at NS-served integrated mills, electric arc mills and higher aluminum product shipments, which were partially offset by lower scrap metal carloads.

NS continues to lead the industry in the metals arena, serving 19 integrated mills, 17 mini-mills, more than 38 major steel processors and more than 73 steel distribution facilities. The metals market continued to realize strong demand and production levels in 2005. Revenue growth was generated from all key NS metals markets, including coil, iron and steel, scrap metal and non-ferrous metals.

Despite lower scrap metal volumes, scrap metal set a second consecutive record year for revenue volume. Revenue increased 13% compared with 2004. Expanded partnerships with integral scrap metal shippers and access to new scrap processors and steel mills were key drivers in improving NS’ scrap metal market share. NS also saw growth in pig iron shipments in 2005. A barge-rail facility at Naples, Ill., provided competitive transportation for import pig iron shipments to midwestern mills.

Iron and steel revenues increased 21%, and carload volume increased 4% in 2005 compared with 2004. Increased domestic production was generated from integrated and electric arc mills, where improved service levels enabled NS to handle increased production volume and increase market share. Combined import and domestic slab steel revenue also increased. Rising oil prices increased demand for southwestern pipeline projects, which generated additional revenue from pipe shipments. Coil steel revenue grew 22% in 2005 as competitive service generated demand and additions to the coil car fleet provided capacity to grow finished coil steel market share. Looking ahead, the outlook for the iron and steel markets remains strong in 2006 as new import slab business and continued service improvement initiatives are projected to increase NS’ competitive advantage.

Building on a strong 2004, NS’ emerging machinery business which represents about 2% of the metals and construction group revenues, continued to grow in 2005, as customers expanded their use of NS’ branded machinery service between the Midwest and eastern ports.

In the construction arena, strong residential, commercial and highway construction activity combined with new strategic access to quarries and terminals generated more than a 4% increase in construction carloads and a 14% growth in revenues compared with 2004. Traffic increases in construction markets were broad-based, as all NS construction market segments posted growth in 2005 compared with 2004 levels. NS’ construction markets are driven primarily by highway, commercial and residential construction.

Aggregates shipments grew 7% and revenues increased 16% in 2005 compared with 2004. An expanded stone unit-train network improved NS’ equipment utilization, providing additional capacity to handle increased demand generated by highway construction projects and strength in residential and commercial construction. Continued volume strength is expected in 2006 based on Federal TEA 21 highway funding and increased highway spending at the state and local levels. Stone shipments also are expected to grow by 2009 driven by Phase II of the Clean Air Act as utilities will be required to reduce emissions by scrubbing with high-calcium stone or by using lower sulfur coal. There are more than 105 coal-fired power plans located on NS territory.

The miscellaneous construction market segment posted a 15% increase in revenue over 2004. Strength in residential and commercial construction drove demand for shipments of gypsum wallboard. Increased production from integrated steel mill producers generated increased shipments of common lime used in the raw steel making process. Shale cinder business was up due to new business shipped from North Carolina to Georgia cement production markets. Market drivers for the miscellaneous construction group include glass manufacturing, gypsum wallboard production, roofing and flooring manufacturing. Production levels from NS served facilities are expected to generate volume growth going forward.

Cement shipments increased 3% while revenue increased 9% in 2005 compared with 2004. Increased demand and NS’ strategic access to cement terminals helped drive this growth. Domestic cement producers experienced unprecedented growth over the past several years, and most major producers are expanding production. NS works closely with customers to locate new cement facilities on its lines. The outlook for cement in 2006 remains strong, with continued carload growth.

The outlook for 2006 remains strong for iron and steel markets with new import slab business and growth in plate, structural, bar/rod and steel rail for both integrated mills and mini-mills. Construction volume is expected to reflect continued strength in highway construction and reconstruction of the Gulf Coast region.

Paper, Clay and Forest Products

Business Description

Norfolk Southern’s Paper, Clay and Forest Products group markets the transportation of commodities used in the paper and forest products transportation supply chain from inbound materials, such as kaolin, woodchips, pulp and recycled paper, to outbound finished paper, including printing paper, newsprint and pulpboard. NS serves 63 papers mills. NS also serves many paper distribution centers, sawmills and panel facilities and handles various lumber products to reload centers and final delivery destinations. Additionally, this group markets the transportation of construction and demolition materials and municipal solid waste.

2005 Review / 2006 Outlook

In 2005, paper, clay and forest products revenue increased 16% on volume growth of 2% compared with 2004 primarily due to value-based pricing, fuel surcharges, continued strong demand for rail transportation and motor carrier capacity challenges. Average revenue per unit rose 13%.

NS’ printing paper, newsprint, pulpboard and wood chip shipments exceeded 2004 levels as strong competitive service attracted additional volume in a paper market that was challenged by industry consolidation, mill closures and rising raw material costs.

In NS’ construction and debris segment, shipments from the Northeast to landfills in the Midwest grew more than 10%. NS’ lumber shipments continued to provide strong traffic flows, although weakening housing starts caused largely by increasing interest rates led to a slight reduction in overall lumber traffic levels for the second half of 2005. Kaolin volumes were unaffected by the production shifts and competitive challenges faced by the paper industry.

In 2006, NS anticipates continued growth driven largely by a continued focus on yield management and new business opportunities across the paper, forest products, clay, construction and debris and municipal solid waste markets.

Construction and debris projects in New York, New Jersey and West Virginia are expected to benefit NS along with a new lumber distribution center on NS lines in Holiday City, Ohio, that should open in 2006. These projects should offset the challenge of decreased housing starts. There are additional opportunities to convert municipal solid waste business that is presently moving by truck to local landfills in New Jersey, New York, Pennsylvania and Ohio via rail to landfills in Ohio, Michigan and western Pennsylvania as planned closings and limitations on eastern landfills direct this traffic to more economical landfills in the Midwest and provide NS long-haul opportunities.

Additionally, NS is positioned to handle new paper and lumber traffic as improved freight service and a focus on improved asset utilization should add equipment capacity to support expected growth opportunities. North American paper and paper board demand is projected to decline slightly under continuing competitive pressures from electronic media, alternative packaging materials, overseas production and import penetration at the expense of nondurable goods manufacturing. Growth in NS paper business is expected from highway diversions, transload and import opportunities.

Distribution Services

Growth in transload business increased 11% utilizing the vast network of distribution facilities across the NS system including:

187 bulk transfer facilities (30 Thoroughbred Bulk Terminals)

1 44 lumber reloads

135 paper distribution centers

174 food grade warehouses

438 general commodity warehouses

Distribution Services opened its 30th Thoroughbred Bulk Terminal (TBT) in 2005. The network of facilities continues to expand the menu of products and services provided. NS expects to continue to invest in its branded facilities network to support growth across various commodities. Suppliers and receivers continue to value the use NS’ distribution network to gain supply chain efficiencies. Distribution Services plans to grow its multi-modal business and expand its products mix by enhancing its infrastructure, developing non-traditional markets and maximizing customer specific initiatives.

Supply Chain Solutions

MODALGISTICS™

Business Description

MODALGISTICS™ is a logistics consulting group that offers supply chain consulting, technology and operations solutions to NS customers and beyond. Its target market is the industrial manufacturing customers that utilize multiple modes of transportation and have complex supply chain networks.

2005 Review / 2006 Outlook

In 2005, MODALGISTICS benefited from truck-to-rail conversions, resulting in its best year in its five-year history.

Looking ahead, demand for MODALGISTICS’ services is expected to continue in 2006 as a result of highway capacity constraints. MODALGISTICS expects to benefit from modal conversions as a result of continuing its transportation mode network optimization analyses and services for shippers and supply chain carrier visibility technology for shipment management. As a result of this business environment, MODALGISTICS will also focus on business consulting projects that will eliminate capacity constraints associated with track infrastructure and equipment supply shortfalls, which is expected to generate increased modal conversions.

TransWorks

Business Description

TransWorks is a technology subsidiary of Norfolk Southern that provides end-to-end transportation information management solutions, as well as back office services, software development and process consulting to the transportation industry throughout North America. TransWorks provides hosted technology (Software as a Service-SAAS), and support services to both NS internal and external customers. Internally supported business segments include NS Intermodal, Triple Crown Services, Thoroughbred Direct Intermodal Services and MODALGISTICS.

2005 Review / 2006 Outlook

TransWorks has two primary hosted transportation management solutions: the carrier/intermodal Transportation Management System (TMS) and the Shipper TMS. In addition to its internal NS customers, TransWorks’ Carrier TMS is currently being implemented for a large intermodal carrier. Additionally,

TransWorks’ Shipper TMS is currently being hosted for various external customers.

In 2005, TransWorks supply chain group generated freight and supply chain services revenue growth for NS, driven primarily by Shipper TMS. The technology provided continued to expand, as did the customer base of paper, steel, machinery, chemical and other companies.

In 2006, TransWorks expects to experience similar growth with the implementation of the intermodal/carrier TMS project, as well as the addition of new shipper customers and existing customers’ facilities.

Industrial Development

To promote strategic growth, Norfolk Southern employs a highly sophisticated industrial development program to attract new and expanding businesses to its service territory.

In 2005, NS assisted with the location of 78 new industries and the expansion of another 43. This represents an investment of nearly $2 billion by NS customers and is expected to create approximately 7,700 customer jobs in the 18 states where the plants and expansions are located. NS expects these industrial development efforts to generate more than 88,000 carloads annually.

The largest project of 2005 was Mercedes Benz constructing its second automobile assembly plant at Vance, Ala., with an investment of $600 million.

2005 also saw increased new plant and expansion activity across NS commodity groups. Energy-related projects increased, with several power plants expanding on NS lines.

NS works with state and local economic development authorities on projects involving site location and development of infrastructure to connect customers to its rail system. NS provides free and confidential plant location services, including site layout, engineering and logistics assistance.

The development of new and expanding businesses on NS’ network helps to ensure that traffic is renewed, modernized and continues to expand.

The Industrial Development department maintains a computer database of detailed site profiles that allows for quick and comprehensive responses to new business opportunities – usually within 24 hours. What puts NS ahead of the competition is the ability to provide full, in-house engineering and consulting services to new business prospects.

NS maintains industrial development offices in Atlanta, Ga.; Birmingham, Ala.; Columbia, S.C.; Columbus, Ohio; Detroit, Mich.; Harrisburg, Pa.; Indianapolis, Ind.; Knoxville, Tenn.; Norfolk, Va.; Philadelphia, Pa.; Raleigh, N.C.; Roanoke, Va.; and St. Louis, Mo.

Industrial Development Trends

($ millions)	2001	2002	2003	2004	2005
Projects (new and expanded)	109	126	89	101	121
Estimated investment by industries	$2,981	$3,964	$1,532	$1,565	$1,963
Estimated future annual system carloads	95,051	91,135	85,218	109,333	88,404

NS Safety Process

As the first part of the company’s vision, safety is the top priority at Norfolk Southern. The goal is simple: zero incidents and zero injuries.

Norfolk Southern employees have led the rail industry in safety performance since 1989, winning an unprecedented sixteenth consecutive E. H. Harriman Gold Medal Award for employee safety (1989-2004). The important role safety plays is evident in its inclusion in NS’ vision statement.

Norfolk Southern employees also have been recognized for their safety practices by DuPont, Toyota and Cargill. Over that period, NS has set industry benchmarks for train and employee safety.

Employee commitment to safety remained a priority at NS during a time of change and challenge. In 2005, NS continued to set the pace for the railroad industry by finishing with a ratio of 1.19 personal injuries per 200,000 employee hours, which is well below the industry average. The success of NS’ safety process can be attributed to the personal commitment of each employee.

By way of background, Norfolk Southern in 1987 turned for guidance to DuPont Inc., a world leader in industrial safety, to improve safety performance. DuPont trained Norfolk Southern’s senior management, started the company on the road toward continuous safety improvement and helped develop its safety structure. DuPont instilled the fundamental concept that improved safety performance requires teamwork - an effort in which everyone participates and no one sits on the sidelines.

As a result, Norfolk Southern developed systemwide safety policies, expectations and goals. Norfolk Southern began to encourage employees to examine setbacks, learn from them and prevent incidents from recurring. Since 1988, the collaborative efforts of employees have reduced the company’s injury rate by more than 80%.

Norfolk Southern employees continue to work to lead the rail industry by keeping safety the top priority. The company’s safety process is made up of many components, each contributing to overall improvement.

The foundation of Norfolk Southern’s safety practices is found in the Six Tenets of Safety:

  All injuries can be prevented.
  All exposures can be safe-guarded.
  Prevention of injuries and accidents is the responsibility of each employee.
  Training is essential for good safety performance.
  Safety is a condition of employment.
  Safety is good business.

NS fulfills these tenets through the Six-Point Action Plan for Safety of Operations. Each employee must take personal responsibility for performing work in accordance with the Action Plan. NS will continue to reinforce the Action Plan and Six Tenets by providing training for all employees. In this area, as in others, there is a need to learn from each other to be successful.

Maintaining the enviable position as the safest railroad in the industry allows NS to offer customers a competitive transportation package while also serving the interests of its employees and shareholders. NS looks forward to 2006 as it strives to be the safest transportation company in the world.

* Preliminary

Environmental Stewardship

Rail is the safest, cleanest and most energy-efficient manner in which to move freight.

Railroads move a ton of freight four times as far as trucks do per gallon of fuel. Each rail carload is equivalent to three and one-half truckloads. By putting more freight on railroads, the environment will be cleaner, and natural resources will be used in their most efficient way.

For example, a transportation study concludes that shifting 25% of freight from truck to rail by 2025 would reduce fuel consumption by 15.6 billion gallons annually and reduce air pollution by nearly 792,100 tons each year.

Using the nation’s resources efficiently and with the lowest possible impact on land, air and water quality is fundamental to Norfolk Southern’s operations.

NS has longstanding conservation practices, including collecting and recycling crossties, tires, paper, metal, aluminum and railcar parts; rewelding used rail; and rejuvenating and reusing lubricating oil and cleaning solvents.

The company has enhanced its efforts to improve the environment in a number of significant ways:

  Purchasing high-efficiency locomotives that use less fuel and meet new Environment Protection Agency standards for emissions.
  Using state-of-the-art rail-based lubrication systems made from biodegradable soy-based lubricants developed by NS and the University of Northern Iowa.
  Developing locomotive shutdown and automatic locomotive stop systems.
  Working with federal, state and local officials to develop public-private partnerships that will reduce highway congestion, reduce emissions and conserve fuel. It is estimated that along the I-81 corridor alone, 1,000 trucks per day removed between Harrisburg, Pa., and Chattanooga, Tenn., would save 18 million gallons of fuel and eliminate 4,900 tons of nitrous oxide, 634 tons of carbon monoxide and 231 tons of volatile organic compounds.

Technology Initiatives

Technology Enhances Customer Service, Operating Efficiency

Building on its heritage of innovation, Norfolk Southern is focusing on customer satisfaction by integrating new systems that help operations remain consistent even in an environment of record volumes and weather-related disruptions.

The Thoroughbred Operating Plan, or TOP, continues to provide a foundation for growth. Refinement of TOP and new technologies help bring solid results to NS’ operating metrics. NS’ Coal Transportation Management System, or CTMS, a commodity transportation management system that also includes grain traffic information, and the Strategic Intermodal Management System, or SIMS, also provide support for improved network operations.

Looking to the future, NS is developing and enhancing inventive business solutions that benefit the company as well as customers and communities by using performance-enhancing technology. Developments in technology continue to enhance NS’ rail operations and help the company achieve more consistent and reliable service.

Unified Train Control System

Unified Train Control System (UTCS) is being implemented on NS. Jointly developed by Norfolk Southern and General Electric, UTCS provides a seamless and disaster-hardened transportation management system. It replaces existing equipment with networked, computer-aided dispatching work stations that function with tactical NS information systems. UTCS includes a promising new feature called the movement planner. Using a virtual model of the NS rail network, the movement planner formulates an optimal, system-focused train management plan with the objective of maximizing on-time performance.

Thoroughbred Operating Plan Enhancements

Norfolk Southern has refined its Thoroughbred Operating Plan (TOP II), increasing capacity for freight and making railroad operations more flexible. For the first time, the plan incorporates intermodal and unit trains dedicated to single commodities.

Optimized Train Control

Norfolk Southern is preparing to test a system called Optimized Train Control (OTC) between Charleston and Columbia, S.C., to enhance safety. The system combines data communications, positioning systems and onboard computers tied to a train’s control systems. It automatically verifies operating limits to help prevent collisions and other train accidents. OTC provides improved visibility of network conditions and promotes more efficient operations.

Locomotive Engineer Assist Display and Event Recorder®

Norfolk Southern is deploying a locomotive computer system to improve fuel efficiency and safe handling of trains in long-haul operations. The system, developed by New York Air Brake and known as LEADER®, provides locomotive engineers with real-time information about a train’s operating conditions. An on-board computer calculates and displays the optimum train operating speed, depending on topography and track curvature, the train’s length and weight and other operating conditions. LEADER ultimately will be an integral part of the OTC system.

Algorithmic Blocking and Classification: Next Generation

Norfolk Southern’s ABC system is responsible for the safe and efficient routing of traffic. The state-of-the-art system considers dozens of shipment attributes to algorithmically determine a car’s most efficient route through the NS network. An initiative known as ABC Next Generation is under way that will consider train, lane and yard capacity when routing traffic, allowing NS to help produce car trip plans with more accurate shipment arrival times. Implementation of ABC Next Generation will improve customer service, infrastructure utilization, shipment transit times and asset planning.

Operating Plan Adherence

Operating Plan Adherence (OPA), which is a measurement tool that manages compliance to the operating plan for individual shipments moving over the road from origination to destination yards, was enhanced to measure shipment connection performance better. The system uses a trip plan for each rail car on the system and monitors connection performance to measure if each car makes its connections correctly and on time. Volume increases affected on-time train performance for the year; however, a focus on making connections helped ensure individual shipment performance. When planned connections are met, service consistency and overall velocity improve, even with increased carloads.

Local Operating Plan Adherence (LOPA), a service measurement tool, manages the transportation segment between customer plant and local rail yard at both origin and destination. LOPA ensures that customers’ expectations are being met with respect to local service. Day-of-week and time-of-day customer service windows are mutually agreed upon and recorded. It operates through NS’ Thoroughbred Yard Enterprise System, or TYES, and measures the amount of local switching work actually performed against the work scheduled in a 24-hour period. This detailed information provides metrics describing how well NS is serving its customers and forms the basis of dialogue between NS and its customers to ensure local service is continually improving.

Operating Plan Developer (OPD) provides flexibility to make adjustments to the network operating plan when required. NS uses OPD to generate what-if simulations on yard, train and blocking changes to its merchandise transportation network. OPD allows planners to quickly evaluate the impact of infrastructure and traffic changes on TOP to ensure the rail network is effectively utilized. By using traffic volume projections, transportation planners can ensure an operating plan is designed to meet the demand for higher business volumes. In 2005, OPD was outfitted with an algorithm that generates optimal blocking and train scheduling plans for the merchandise transportation network. The goal of the optimizer is to reduce car handlings and excessive mileage, while also generating a plan to carry the same cars with a reduced number of trains.

The Thoroughbred Yard Enterprise System (TYES), a start-of-the-art train reporting and inventory management system, was enhanced in 2004 to support a new process control system implemented at Enola Yard. Process control systems; also know as automated humping processes, helps personnel more easily move, sort, and track rail cars as they move through a rail yard. Through better management of yard activity, yard throughput is increased, resulting in reduced car dwell. As car dwell is reduced, fluidity of the rail network improves, which results in consistent and reliable customer service. Additional functionality added to TYES included new feeds to the dispatcher system and improvements in dynamic train scheduling.

Data Warehouse and Measurement Systems

Enhancements to the data warehouse and service measurement systems have improved the quality and scope of data available for improved management of the NS’ network. Transportation managers can access current information from a single source in an easy-to-use, point-and-click environment. Daily and weekly operational meetings are held to review and discuss the metrics associated with TOP adherence, connection compliance, train performance, trip plan performance, and work-order compliance, just to name a few. These meetings consist of operational assessments and suggested improvements that help with the execution of TOP.

Dynamic Train Service Register (DTSR) provides a central repository for train schedules. DTSR provides a singular view of train schedules for all systems and improves Norfolk Southern’s operational view of train performance. When fully implemented, DTSR should improve the accuracy of train schedules and provide more realistic estimated arrival times to both customer and internal transportation users.

Wayside Detectors

NS continues to improve its ability to monitor and manage the “stress state” of the rail network. Through the use of wayside detectors, rail equipment is monitored to provide an early warning system for mechanical defects. Devices that measure wheel impact, wheel profile, and other forces are deployed at track side, and these sensors collect information that is fed into NS’ car management computer systems. Alerts are generated that assist repair shops in repairing worn or damaged equipment. Through early detection and repair of worn or damaged equipment, track damage and operational impacts, such as service delays, can be reduced or avoided. Additional benefits include improved fuel efficiency and improved safety. More wayside detectors will be deployed along strategic portions of the network and enhancements are expected to be made to the data collection and alert triggering processes.

Locomotive Tracking and Remote Monitoring

Norfolk Southern is enhancing its capability to track and monitor locomotives by deploying new systems that integrate Global Positioning System (GPS) feeds and remote locomotive information. Through advanced technology, locomotive information will be transmitted via satellite communications to the NS transportation computer systems. GPS location data, fuel levels, on/off status, throttle position, and other important locomotive information will be collected in a real-time manner. This information will be delivered to the locomotive power managers for operational decision making and will be archived in databases for trend analysis and study. Locomotive visibility will help ensure the right locomotives are available for the right trains, improving service performance and increasing locomotive productivity.

The technology investments made today are expected to have lasting impacts on Norfolk Southern’s ability to enhance service consistency and reliability into the future. A focus on performance measurement tools, the electronic capture of timely and accurate information that is passed in real-time fashion to other integrated systems and the automation of business functions should enable Norfolk Southern to provide consistent, reliable service going forward.

Thoroughbred Quality: The Roadmap to Exceptional Customer Service

To fulfill the promise of safe, efficient and reliable service, Norfolk Southern employees are working more creatively than ever to meet customer expectations. The challenge is to prepare for a more competitive future by providing quality service — from every corner of the company.

In 1991, Norfolk Southern launched its Thoroughbred Quality process to focus on meeting and exceeding customer expectations through continuous improvement, based on individual accountability and initiative. Today, two new watchwords are flexibility and inventiveness. These are imperatives in a rapidly changing marketplace.

Thoroughbred Quality Management (TQM) is designed to follow the lead of Norfolk Southern’s successful safety process by incorporating the principles of quality management into daily activities. TQM is based on six principles:

  We must be customer-driven, both externally and internally.
  We must develop the attitude that meeting customer expectations has top importance.
  We must respect people and their ability to contribute to improvement.
  We must understand that improvement includes everyone, in all parts of the organization.
  We must place major emphasis on prevention and problem-solving work.
  We must bring employees into the decision-making process.

Norfolk Southern continues to raise the bar in the Thoroughbred Quality process, which is comprised of three main initiatives.

The first is registration to the internationally recognized ISO 9001:2000 quality measurement standard. This international “seal of approval” requires that NS measure its customers’ perception of its service and seek to continually improve NS’ processes.

The company’s transportation operations, major mechanical shops and six other key business areas are registered to the ISO 9001:2000 standard, which requires NS to monitor and measure customer service satisfaction in addition to adoption of a continual improvement process.

The second component is implementation of Six Sigma problem-solving methodology as a tool to improve the processes to meet those objectives.

Six Sigma is a fact-based methodology, which evaluates problems that cause variation in service quality. The company has trained more than 250 employees in this methodology to focus on process improvements and is committed to making Six Sigma “the way we work.”

Since adopting Six Sigma methodology in 2001, NS has completed 147 projects, including the areas of safety, coal transportation, local operations, locomotive reliability, on-time performance and asset utilization.

The third initiative is Lean enterprise, which provides tools and a methodology to increase process efficiency and eliminate waste. Lean enterprise can be used in many environments, including office as well as manufacturing settings, and is often used to correct problems found using Six Sigma methodology.

NS continues to use Six Sigma to improve its Thoroughbred Operating Plan, or TOP, to increase on-time performance and reduce variability in customer delivery times.

By combining the best thinking and practices under the Thoroughbred Quality banner, Norfolk Southern can lead the industry in customer service, while setting standards for other industries to aim to achieve.

Five-Year Financial Review

($ in millions, except per-share amounts)	2005[1]	2004[2]	2003[3]	2002	2001
Results of operations
Railway operating revenues	$8,527	$7,312	$6,468	$6,270	$6,170
Railway operating expenses	6,410	5,610	5,404	5,112	5,163
Income from railway operations	2,117	1,702	1,064	1,158	1,007

Other income — net	74	89	19	66	99
Interest expense on debt	494	489	497	518	553

Income from continuing operations before income taxes and accounting changes	1,697	1,302	586	706	553

Provision for income taxes	416	379	175	246	191
Income from continuing operations before
accounting changes	1,281	923	411	460	362
Discontinued operations[4]	—	—	10	—	13
Cumulative effect of changes in accounting principles, net of taxes[5]	—	—	114	—	—
Net income	$1,281	$923	$535	$460	$375

Per share data
Income from continuing operations before accounting changes
Basic	$3.17	$2.34	$1.05	$1.18	$0.94
Diluted	$3.11	$2.31	$1.05	$1.18	$0.94
Net income
Basic	$3.17	$2.34	$1.37	$1.18	$0.97
Diluted	$3.11	$2.31	$1.37	$1.18	$0.97
Dividends	$0.48	$0.36	$0.3	$0.26	$0.24
Stockholders’ equity at year end	$22.66	$19.95	$17.83	$16.71	$15.78

Financial position
Total assets	$25,861	$24,750	$20,596	$19,956	$19,418
Total long-term debt, including current maturities[6]	$6,930	$7,525	$7,160	$7,364	$7,632
Stockholders’ equity	$9,289	$7,990	$6,976	$6,500	$6,090

Other
Capital expenditures	$1,025	$1,041	$720	$695	$746
Average number of shares outstanding (thousands)	404,170	394,201	389,788	388,213	385,158
Number of stockholders at year end	48,180	51,032	52,091	51,418	53,042
Average number of employees	30,294	28,475	28,753	28,970	30,894

Notes

12005 provision for income taxes includes a $96 million benefit related to the reduction of NS’ deferred income tax liabilities resulting from tax legislation enacted by Ohio. This benefit increased net income by $96 million, or 23 cents per diluted share.

22004 other income — net includes a $53 million net gain from the Conrail corporate reorganization. This gain increased net income by $53 million, or 13 cents per diluted share.

3 2003 operating expenses include a $107 million charge for a voluntary separation program. Other income — net includes an $84 million charge to recognize the impaired value of certain telecommunications assets. These charges reduced net income by $119 million, or 30 cents per diluted share.

4NS sold all the common stock of its motor carrier subsidiary, North American Van Lines, Inc. (NAVL), in 1998. Results in 2001 include an additional after-tax gain of $13 million, or 3 cents per diluted share, that resulted from the expiration of certain indemnity obligations contained in the sales agreement. Results in 2003 include an additional after-tax gain of $10 million, or 3 cents per diluted share, resulting from the resolution of tax issues related to the transaction.

52003 reflects two accounting changes, the cumulative effect of which increased net income by $114 million, or 29 cents per diluted share: a change in accounting for the cost to remove railroad crossties, which increased net income by $110 million; and a change in accounting related to a special-purpose entity that leased certain locomotives to NS, which increased net income by $4 million.

6Excludes notes payable to Conrail of $716 million in 2003, $513 million in 2002 and $301 million in 2001.

Financial Overview

The combination of record revenues and an improved operating ratio produced the highest net income in Norfolk Southern’s history. Net income for 2005 was $1.3 billion, or $3.11 per diluted share, a $358 million, or 39% improvement compared with 2004.

Results in 2005 included a noncash benefit of $96 million, or 23 cents per diluted share, from the effects of Ohio tax legislation, while 2004 results included a $53 million, or $0.13 per share, noncash gain from the Conrail corporate reorganization.

Excluding these items, net income in 2005 would have been $1.2 billion, or $2.88 per diluted share, up $315 million, or 36%. The improvement was the result of higher income from railway operations.

Railway operating revenues were a record $8.5 billion, up $1.2 billion, or 17%, compared with 2004, a result of increased average revenue per carload, including fuel surcharges, and higher traffic volume.

Railway operating expenses were $6.4 billion, up $800 million, or 14%, reflecting higher diesel fuel prices, volume-related expense increases, more maintenance activities and higher costs for casualty claims.

The railway operating ratio was 75.2%, compared with 76.7% in 2004, a 1.5 percentage point improvement.

Cash provided by operating activities was $2.1 billion, an increase of $444 million, or 27% compared with 2004. Outstanding debt was reduced by $595 million, or 8%, and NS’ debt-to-total capitalization ratio was 42.7% at year-end 2005, compared with 48.5% the year before.

The quarterly dividend was increased twice during 2005 – from 10 cents per share to 11 cents in January and to 13 cents in July. In addition, the board of directors in January 2006 declared a dividend of 16 cents per share, which is double the dividend paid in the first quarter of 2004.

1 2003 results include $107 million of costs related to a voluntary separation program and an $84 million charge to recognize the impaired value of certain telecommunications assets. Together, these items reduced income from continuing operations before accounting changes and net income by $119 million or 30 cents per diluted share. 2003 net income includes a benefit of $114 million, or 29 cents per diluted share, from the cumulative effect of two accounting changes and income from discontinued operations of $10 million, or 3 cents per diluted share.

2 2004 results include a $53 million gain from the Conrail corporate reorganization, which increased income from continuing operations before accounting changes and net income by $53 million, or 13 cents per diluted share.

32005 results include a $96 million reduction of NS’ deferred income tax liabilities resulting from tax legislation enacted by Ohio, which increased income from continuing operations before accounting changes and net income by $96 million, or 23 cents per diluted share.

4 2003 results include $107 million of costs related to a voluntary separation program that increased the railway operating ratio by 1.6 percentage points.

Reported

Diesel Fuel Expense

Diesel fuel prices continued their multi-year run-up in 2005 driven by strong worldwide oil demand coupled with supply concerns.

Fluctuations in fuel prices have a significant impact on NS’ financial results, a $0.01 per gallon increase in fuel prices increases annual operating expense by $5 million. Diesel fuel costs represented approximately 11% of NS’ operating expenses in 2005.

To reduce the exposure to fuel price volatility, NS began a program in 2001 of regular monthly heating oil swaps to hedge a portion of its diesel fuel consumption. The intent of the program is to assist in the management of NS’ aggregate risk exposure to fuel price fluctuations. NS continued the fuel hedging program through May 2004; however, with fuel prices near historic highs and fuel surcharges being assessed under NS tariffs and recent contracts, NS has not entered into additional hedges since that time. Instead, NS modified its fuel hedging strategy, and on a go-forward basis, may not reflect the prior pattern of regular monthly swaps. Still, swaps placed prior to June 2004 produced more stable and predictable adjusted fuel prices during 2005.

In 2005, 36% of NS’ fuel consumption was hedged with swaps. For 2006, swaps placed prior to June 2004 cover 4% of NS’ expected fuel consumption.

Debt Information

Historically, NS has maintained a debt-to-total capitalization ratio well below today’s levels. However, in order to finance its purchase of 58% of Conrail’s stock, long-term debt increased. Nevertheless, NS continues to maintain one of the highest credit ratings among major U.S. railroads with senior unsecured debt ratings of: Moody’s: Baa1 and S&P: BBB+.

NS has maintained these ratings despite a relatively high debt-to-total capitalization ratio because of the limited amount of lease obligations it has compared to other railroads. Also, NS’ balance sheet reflects well-maintained modern assets, which are largely owned.

Since 2000, including its share of Conrail debt, NS has reduced its debt obligations. Between 2000 through 2005, NS’ total debt reduction was $2,260 million1. NS focused on debt reduction in 2005 as it paid all of its debt maturing in the year, which included the early termination of a synthetic lease in the amount of $141 million. NS also exchanged $350 million of 7.8% notes due 2027, $200 million of 7.25% notes due 2031, and $167 million of 9% notes due 2021 for $367 million of 5.59% notes due 2025 and $350 million of 5.64% notes due 2029. In the transaction, NS effectively reduced debt by $218 million by paying debt holders the bond premiums in cash. NS issued $300 million of 6% 100-year notes to take advantage of relatively inexpensive long-term capital. At year end 2005, NS cash and short-term investments totaled $1,257 million.

In 2005, NS has $314 million of maturing debt. As free cash flow continues to strengthen, NS plans to continue to reduce its debt.

(1) Debt reduction figures exclude notes payable to Conrail and exclude the impacts of defeased debt, synthetic leases and the write up of Conrail notes associated with the August 27, 2004 reorganization.

1 Excludes notes payable to Conrail

2 Includes 58% of Conrail debt

Reported

Commitment To Shareholder Value

Norfolk Southern, historically a rail industry leader in financial performance, continued to focus on strengthening its financial position during 2005.

The company’s improvement during the year helped to produce higher earnings per share as compared with each of the previous three years. The price of NS stock rose 24% in 2005.

NS also has a long history of paying a dividend to shareholders. Until recently, NS paid a dividend at a rate well above the average of other dividend-paying companies in the S&P 500. In 2005, shareholders benefited from two dividend increases that together increased the dividend 30 percent. In January, NS announced the fourth increase in its quarterly dividend to $0.11 per share since reducing it in 2001, and in July NS increased the quarterly dividend to $0.13 per share, an 18% increase from the previous dividend level. In January 2006, NS announced its sixth increase in its quarterly dividend to $0.16 per share, a 23% increase from the recent level of $0.13 per share. Since 2001, the dividend has increased 167%.

Additionally, NS announced that its board of directors authorized the repurchase of up to 50 million shares of its common stock through the end of 2015. Timing and volume of any purchases will be guided by management’s assessment of market conditions and other factors. Any share repurchases under this program may be made in the open market, or otherwise.

Capital Expenditures

NS maintains its roadway and equipment in good, serviceable condition, which is an important element of NS’ long-term competitive advantage. Through continuous investment in its assets, NS expects to achieve greater efficiencies and the highest levels of safety and customer service for its growing markets.

NS’ capital expenditures from 1997 to its planned spending for 2006 reflect not only its high standard in maintaining its plant and equipment, but also spending in connection with the 1999 expansion of the network. Such spending involved capacity enhancement projects that will facilitate the future growth expected on the system.

In 2006, NS plans to spend $1.146 billion for capital improvements to its railroad operations and subsidiaries.

“Continuing strong demand for rail transportation is driving the need for additional investment in Norfolk Southern’s rail network,” said Chief Executive Officer Wick Moorman. “Our 2006 capital program ensures that our network and assets continue to be well maintained and also provides for increased capacity in terms of infrastructure, locomotives and cars, and new technology. These investments will enable Norfolk Southern to maintain its safe and reliable operations while providing for further improvements in customer service and capacity for continuing growth.”

The anticipated spending includes $735 million for roadway projects, $358 million for equipment and $53 million for small projects and real estate.

In roadway improvements, the largest expenditure will be $484 million for rail, crosstie, ballast and bridge programs. In addition, $37 million is provided for communications, signal and electrical projects; $35 million for maintenance of way equipment; $29 million for modifications to a new data center located in Tucker, Ga., and $15 million for environmental projects and public improvements such as grade crossing separations and crossing signal upgrades.

Equipment spending includes $358 million to purchase 133 six-axle locomotives, upgrade existing locomotives, certify and rebuild 225 multilevel automobile racks and add supplemental restraints to multilevel racks. Equipment spending also includes $35 million for projects related to computers, systems and information technology, which will improve operations efficiency and equipment utilization.

Business development initiatives total $103 million and include investments in intermodal terminals and equipment to add capacity to the intermodal network, increased capacity and access to coal receivers, bulk transfer facilities and vehicle production and distribution facilities.

*Estimated

Plant and Equipment

Roadway

Norfolk Southern’s network of approximately 21,200 route miles blankets much of the eastern United States. This extensive coverage allows NS to better serve customers and to compete in today’s marketplace. NS is focused on making the best use of its resources to serve these customers and its shareholders. With the change in markets and business demands, NS is making targeted investments in specific growth areas and reallocating resources to maximize NS’ growth potential.

NS maintains its roadway to high standards. A well-maintained system is a safer system and results in fewer derailments and better service.

Locomotives

NS continuously pursues maximizing returns on investment in its locomotive fleet. Locomotive utilization teams are focused on the task of achieving the highest levels of efficiency from NS’ locomotive fleet while simultaneously satisfying customer needs.

As part of a steady program of locomotive replacement, NS announced in its 2006 capital budget that it plans to take delivery of 133 six-axle high adhesion locomotives. The new locomotives are much more efficient and reliable than the locomotives being retired. This will allow NS to reduce fleet maintenance costs and improve fuel efficiency. New transportation systems that optimize traffic flows will be instrumental to NS’ utilization improvement efforts.

In the company’s largest locomotive rehabilitation program ever, NS overhauled 490 locomotives and rebuilt 32 in 2005. NS expects to rebuild 420 locomotives in 2006.

Freight Cars

NS also strives to attain the highest levels of utilization from its fleet of freight cars, and those of its customers and other railroads. Moving cars expeditiously on the network not only improves returns on invested capital and saves on car hire costs, but also results in improved customer service.

The Thoroughbred Operating Plan, or TOP, which was successfully completed in 2002, is an integral part of NS’ business growth. TOP continues to position the company to improve service consistency and reliability. In 2005, Norfolk Southern refined TOP, increasing capacity for freight and making railroad operations more flexible. For the first time, the plan incorporates intermodal and unit trains dedicated to single commodities.

Making sure cars are routed in the most efficient manner on NS’ network is critical to optimizing utilization. The more trips cars can make on the system during a given time period, the fewer cars NS and its customers need. This results in lower investment costs, lower maintenance costs and higher customer satisfaction.

E-cars, the NS Internet-based car ordering system, has enhanced equipment demand forecasting. Cross-departmental teams dedicate considerable attention to coordinating the complex effort of maximizing freight car utilization. Achieving such efficiencies are the primary goals of NS’ information systems such as its Thoroughbred Yard Enterprise System (TYES), Algorithmic Blocking and Classification (ABC), Commodity Transportation Management System (CTMS), Strategic Intermodal Management System (SIMS) and Integrated Transportation Management (ITMS).

Board of Directors

Gerald L. Baliles, 65, of Richmond, Va., will retire effective March 31, 2006, from Hunton & Williams, a business law firm with offices in several major U.S. cities and international offices in Bangkok, Brussels, London, Hong Kong and Singapore, and on April 1 will become director of the Miller Center of Public Affairs for the University of Virginia. His board service began in 1990; his current term expires in 2008.
Committees: Executive, Governance and Nominating, FINANCE

Gene R. Carter, 66, of Alexandria, Va., is executive director and chief executive officer of the Association for Supervision and Curriculum Development, among the world’s largest international education associations. His board service began in 1992; his current term expires in 2008.
Committees: Executive, Audit, COMPENSATION

Alston D. Correll, 64, of Atlanta, is chairman of Georgia-Pacific Corporation. His board service began in 2000; his current term expires in 2007.
Committees: Governance and Nominating, Finance

David R. Goode, 65, of Norfolk, Va., is retired chairman of Norfolk Southern Corporation. He joined Norfolk and Western Railway in 1965 and served as chief executive officer of Norfolk Southern from 1992 to Nov. 1, 2005, continuing as chairman until Feb. 1, 2006. His board service began in 1992; his current term expires in 2006.
Committees: Executive

Landon Hilliard, 66, of New York City, is a partner in Brown Brothers Harriman & Co., a private bank in New York City. His board service began in 1992; his current term expires in 2007.
Committees: Executive, GOVERNANCE AND NOMINATING, Finance

Burton M. Joyce, 64, of Penhook, Va., is chairman of IPSCO, a leading steel producer. His board service began in November 2003; his current term expires in 2007.
Committees: Audit, Compensation

Steven F. Leer, 53, of St. Louis, is president and chief executive officer of Arch Coal, Inc., the nation’s second-largest coal producer. His board service began in 1999; his current term expires in 2006.
Committees: Governance and Nominating, Finance

Charles W. Moorman, 54, of Virginia Beach, Va., is chairman, president and chief executive officer of Norfolk Southern Corporation. He joined Norfolk Southern in 1970 and was named chairman effective Feb. 1, 2006. His board service began in 2005; his current term expires in 2008.
Committees: Executive

Jane Margaret O’Brien, 52, of St. Mary’s City, Md., is president of St. Mary’s College of Maryland. Her board service began in 1994; her current term expires in 2007.
Committees: Executive, AUDIT, Compensation

Harold W. Pote, 59, of New York City, is vice chairman, Retail Financial Services of JPMorgan Chase & Co. His board service began in 1988; his current term expires in 2006.
Committees: EXECUTIVE, Governance and Nominating, Compensation

J. Paul Reason, 64, Admiral, USN, retired, of Norfolk, Va., is vice chairman of Metro Machine Corporation, a ship repair company. His board service began in 2002; his current term expires in 2008.
Committees: Audit, Finance

Daniel A. Carp, 57, of Naples, Fla., formerly served as chairman and chief executive officer of Eastman Kodak Company. His board service began in January 2006; his current term expires in 2006. (not pictured)
Committees: Audit, Finance

Committee of the Board of Directors - CHAIRS are indicated by capital letters

In Memoriam

Carroll Campbell

Former South Carolina Gov. Carroll Campbell, who served on the board of directors of Norfolk Southern from 1996 to 2002, died Dec. 7, 2005.

Campbell served on the executive and governance, finance and audit committees of the board. He helped guide the company during a time of significant growth and expansion. Prior to joining the board, he served two terms as South Carolina’s governor.

Officers as of January 1, 2006

David R. Goode chairman
Charles W. Moorman president and chief executive officer
L. I. Prillaman vice chairman and chief marketing officer
Stephen C. Tobias vice chairman and chief operating officer
Henry C. Wolf vice chairman and chief financial officer
James A. Hixon executive vice president law and corporate relations
Mark D. Manion executive vice president operations
Kathryn B. McQuade executive vice president planning and chief information officer
John P. Rathbone executive vice president administration
Donald W. Seale executive vice president sales and marketing
John M. Samuels senior vice president operations planning and support
Daniel D. Smith senior vice president energy and properties
James A. Squires senior vice president law
David A. Brown vice president strategic planning
Deborah H. Butler vice president customer service
James E. Carter, Jr. vice president internal audit
Joseph C. Dimino vice president and corporate counsel
Cynthia C. Earhart vice president information technology
Terry N. Evans vice president operations planning and budget
Robert C. Fort vice president corporate communications
William A. Galanko vice president financial planning
Robert E. Huffman vice president intermodal operations
Robert M. Kesler, Jr. vice president taxation
David T. Lawson vice president industrial products
H. Craig Lewis vice president corporate affairs
Mark R. MacMahon vice president labor relations
Bruno Maestri vice president government relations
Robert E. Martínez vice president business development
Michael R. McClellan vice president intermodal and automotive marketing
Thomas H. Mullenix, Jr. vice president human resources
William J. Romig vice president and treasurer
Marta R. Stewart vice president and controller
Gerhard A. Thelen vice president mechanical
Charles J. Wehrmeister vice president safety and environmental
F. Blair Wimbush vice president real estate
Gary W. Woods vice president engineering
Dezora M. Martin corporate secretary

Stockholder Information

Annual Meeting
May 11, 2006, at 10 a.m. EDT
The Roper Performing Arts Center
340 Granby St. Norfolk, Va.

Common Stock
Ticker symbol: NSC
Common stock of Norfolk Southern Corporation is listed and traded on the New York Stock Exchange.

Publications
Upon written request, the corporation’s annual and quarterly reports on Forms 10-K and 10-Q will be furnished free to stockholders. Write to: Corporate Communications Department, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-9227.

A notice and proxy statement/annual meeting of stockholders are furnished to stockholders in advance of the annual meeting.

Upon request, a stockholder may receive a printed copy of the Corporate Governance Guidelines, board committee charters, Code of Ethics, and Code of Ethical Conduct for Senior Financial Officers. Contact the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-9219. This information also is available on the NS Web site at www.nscorp.com.

Internal Audit Hotline
High ethical standards always have been key to Norfolk Southern’s success. Anyone who may be aware of a violation of the corporation’s ethical standards or a conflict of interest, or has a concern or complaint regarding the corporation’s financial reporting, accounting, internal controls or auditing matters is encouraged to report such information to the Internal Audit Hotline, (800) 732-9279. Reports may be made anonymously and without fear of retaliation.

Dividends
At its January 2006 meeting, the corporation’s board of directors declared a quarterly dividend of 16 cents per share on its common stock, payable on March 10, 2006, to stockholders of record on Feb. 3, 2006.

Norfolk Southern Corporation pays quarterly dividends on its common stock, usually on or about March 10, June 10, Sept. 10 and Dec. 10. The corporation has paid 94 consecutive quarterly dividends since its inception in 1982.

Account Assistance
For assistance with lost stock certificates, transfer requirements and the Dividend Reinvestment Plan, contact:
Registrar and Transfer Agent
The Bank of New York
101 Barclay St.—11E
New York, N.Y. 10286
(866) 272-9472

Dividend Reinvestment Plan
Stockholders whose names appear on their stock certificates (not a street or broker name) are eligible to participate in the Dividend Reinvestment Plan.

The plan provides a convenient, economical and systematic method of acquiring additional shares of the corporation’s common stock by permitting eligible stockholders of record to reinvest dividends.

The plan’s administrator is The Bank of New York.

For additional information, dial (866) 272-9472.

Financial Inquiries
Henry C. Wolf
Vice Chairman and
Chief Financial Officer
Norfolk Southern Corp.
Three Commercial Place
Norfolk, Va. 23510-9215
(757) 629-2650

Investor Inquiries
Leanne D. Marilley
Director Investor Relations
Norfolk Southern Corp.
Three Commercial Place
Norfolk, Va. 23510-9215
(757) 629-2861

Corporate Offices
Executive Offices
Norfolk Southern Corp.
Three Commercial Place
Norfolk, Va. 23510-9227
(757) 629-2600

Regional Offices
1200 Peachtree St. N.E.
Atlanta, Ga. 30309

110 Franklin Road S.E.
Roanoke, Va. 24042

Annual Report Requests and Information
(800) 531-6757